Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Kelly Hibbs 208 384 3638	Media Contact - Lisa Tschampl 208 384 6552

For Immediate Release: May 4, 2023

Boise Cascade Company Reports First Quarter 2023 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $96.7 million, or $2.43 per share, on sales of $1.5 billion for the first quarter ended March 31, 2023, compared with net income of $302.6 million, or $7.61 per share, on sales of $2.3 billion for the first quarter ended March 31, 2022.

“During the first quarter, the expected weaker environment from lower new single-family starts and commodity product prices was evident. Despite those headwinds, the strength and resilience of our business model and our associates were in clear view as the Company delivered solid financial results,” stated Nate Jorgensen, CEO. “As we look to the second quarter, economic uncertainties persist, but we remain focused on providing high service levels to our vendor and customer partners. The strength of our balance sheet also allows us to remain committed to our strategies and the continued execution of our growth initiatives. In addition, together with our Board of Directors, we again took action to reward our shareholders through our recently announced special dividend.”
First Quarter 2023 Highlights

	1Q 2023	1Q 2022	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,544,329	$2,326,282	(34)%
Net income	96,733	302,600	(68)%
Net income per common share - diluted	2.43	7.61	(68)%
Adjusted EBITDA [1]	158,674	426,132	(63)%
Segment Results
Wood Products sales	$437,428	$558,944	(22)%
Wood Products income	69,395	190,116	(63)%
Wood Products EBITDA [1]	93,185	203,756	(54)%
Building Materials Distribution sales	1,379,242	2,111,833	(35)%
Building Materials Distribution income	69,685	225,892	(69)%
Building Materials Distribution EBITDA [1]	76,755	232,468	(67)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In first quarter 2023, total U.S. housing starts decreased 18%, driven by a decrease in single-family housing starts of 29% compared to the same period in 2022. Single-family housing starts are the key demand driver for our sales.

Wood Products

Wood Products' sales, including sales to Building Materials Distribution (BMD), decreased $121.5 million, or 22%, to $437.4 million for the three months ended March 31, 2023, from $558.9 million for the three months ended March 31, 2022. The decrease in sales was driven by lower plywood sales prices and lower sales volumes for I-joists and LVL (collectively referred to as EWP). These decreases were offset partially by higher plywood sales volumes and higher EWP sales prices.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	1Q 2023 vs. 1Q 2022	1Q 2023 vs. 4Q 2022

Average Net Selling Prices
LVL	18%	(9)%
I-joists	16%	(15)%
Plywood	(47)%	(7)%
Sales Volumes
LVL	(22)%	15%
I-joists	(41)%	28%
Plywood	28%	3%

Wood Products' segment income decreased $120.7 million to $69.4 million for the three months ended March 31, 2023, from $190.1 million for the three months ended March 31, 2022. The decrease in segment income was due primarily to lower plywood sales prices and lower EWP sales volumes. In addition, segment income was negatively impacted by higher per-unit conversion costs and an increase in depreciation and amortization expense due to the acquisition of two plywood facilities on July 25, 2022. These decreases in segment income were offset partially by higher EWP sales prices and higher plywood sales volumes, as well as lower OSB costs (used in the manufacture of I-joists).

Building Materials Distribution

BMD's sales decreased $732.6 million, or 35%, to $1,379.2 million for the three months ended March 31, 2023, from $2,111.8 million for the three months ended March 31, 2022. Compared with the same quarter in the prior year, the overall decrease in sales was driven by sales price and sales volume decreases of 20% and 15%, respectively. By product line, commodity sales decreased 50%, general line product sales decreased 13%, and sales of EWP (substantially all of which are sourced through our Wood Products segment) decreased 24%.

BMD segment income decreased $156.2 million to $69.7 million for the three months ended March 31, 2023, from $225.9 million in the comparative prior year quarter. The decrease in segment income was driven by a gross margin decrease of $177.3 million, resulting primarily from lower margins on commodity products and lower sales volumes, offset partially by decreased selling and distribution expenses of $20.3 million.

Balance Sheet and Liquidity

Boise Cascade ended first quarter 2023 with $1,000.7 million of cash and cash equivalents and $395.9 million of undrawn committed bank line availability, for total available liquidity of $1,396.7 million. The Company had $444.6 million of outstanding debt at March 31, 2023.

We expect capital expenditures in 2023 to total approximately $120 million to $140 million. Our 2023 capital expenditures range includes funding for greenfield distribution centers in South Carolina and Texas, projects at our mills in the southeast to expand our EWP capacity, and the purchase of property to house an additional door shop assembly operation in Kansas City, Missouri. This level of capital expenditures could increase or decrease as a result of several factors, including acquisitions, efforts to further accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

Dividends

On May 4, 2023, our board of directors declared a quarterly dividend of $0.15 per share on our common stock, as well as a special dividend of $3.00 per share on our common stock, both payable on June 15, 2023, to stockholders of record on June 1, 2023.

Future dividend declarations, including amount per share, record date and payment date, will be made at the discretion of our board of directors and will depend upon, among other things, legal capital requirements and surplus, our future operations and earnings, general financial condition, material cash requirements, restrictions imposed by our asset-based credit facility and the indenture governing our senior notes, applicable laws, and other factors that our board of directors may deem relevant.

Outlook

Demand for the products we manufacture, as well as the products we purchase and distribute, is correlated with new residential construction, residential repair-and-remodeling activity and light commercial construction. U.S. housing starts in March 2023 were approximately 1.42 million on a seasonally adjusted annual rate basis, as reported by the U.S. Census Bureau. In addition, mortgage rates have declined from peak levels in late 2022, and measures of builder sentiment have improved from fourth quarter 2022 levels. However, home affordability remains a challenge for consumers, and the Federal Reserve's ongoing actions in response to inflationary data and what impacts these actions have on future mortgage rates and the broader economy will influence the near-term demand environment. As such, the full year outlook for 2023 is uncertain and is reflected in various industry forecasts for 2023 U.S housing starts that generally range from 1.2 million to 1.4 million units, compared with actual housing starts of 1.55 million in 2022, as reported by the U.S. Census Bureau. Regarding home improvement spending, the age of U.S. housing stock and elevated levels of homeowner equity have provided a favorable backdrop for repair-and-remodel spending. However, industry forecasts project continued moderation of year-over-year growth in renovation spending, and economic uncertainty may also negatively impact homeowners' further investment in their residences.

As a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices and rising input costs. Our distribution business purchases and resells a broad mix of commodity products with periods of increasing prices providing the opportunity for higher sales and increased margins, while declining price environments expose us to declines in sales and profitability. Future commodity product pricing and commodity input costs may be volatile in response to economic uncertainties, industry operating rates, transportation constraints or disruptions, net import and export activity, inventory levels in various distribution channels, and seasonal demand patterns. In addition, EWP volumes will continue to be influenced by demand for new residential construction, particularly single-family housing starts and we expect further EWP price erosion in the second quarter.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss first quarter earnings on Friday, May 5, 2023, at 11 a.m. Eastern.

To join the webcast, go to the Investors section of our website at www.bc.com/investors and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here.

The archived webcast will be available in the Investors section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding our outlook. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended
	March 31		December 31, 2022
	2023	2022

Sales	$1,544,329	$2,326,282	$1,628,306

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,230,635	1,729,896	1,288,717
Depreciation and amortization	31,186	20,543	31,982
Selling and distribution expenses	128,788	146,651	130,145
General and administrative expenses	26,463	26,052	22,375
Other (income) expense, net	(345)	(2,488)	(689)
	1,416,727	1,920,654	1,472,530

Income from operations	127,602	405,628	155,776

Foreign currency exchange gain (loss)	(73)	132	457
Pension expense (excluding service costs)	(41)	(171)	(41)
Interest expense	(6,361)	(6,254)	(6,443)
Interest income	9,685	65	7,575
Change in fair value of interest rate swaps	(804)	2,066	(35)
	2,406	(4,162)	1,513

Income before income taxes	130,008	401,466	157,289
Income tax provision	(33,275)	(98,866)	(39,929)
Net income	$96,733	$302,600	$117,360

Weighted average common shares outstanding:
Basic	39,593	39,474	39,544
Diluted	39,838	39,768	39,830

Net income per common share:
Basic	$2.44	$7.67	$2.97
Diluted	$2.43	$7.61	$2.95

Dividends declared per common share	$0.15	$0.12	$1.15

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31		December 31, 2022
	2023	2022

Segment sales	$437,428	$558,944	$425,602

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	327,739	343,709	312,143
Depreciation and amortization	23,790	13,640	24,730
Selling and distribution expenses	11,678	9,230	10,397
General and administrative expenses	5,178	4,646	3,751
Other (income) expense, net	(352)	(2,397)	(397)
	368,033	368,828	350,624

Segment income	$69,395	$190,116	$74,978

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	74.9%	61.5%	73.3%
Depreciation and amortization	5.4%	2.4%	5.8%
Selling and distribution expenses	2.7%	1.7%	2.4%
General and administrative expenses	1.2%	0.8%	0.9%
Other (income) expense, net	(0.1%)	(0.4%)	(0.1)%
	84.1%	66.0%	82.4%

Segment income	15.9%	34.0%	17.6%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31		December 31, 2022
	2023	2022

Segment sales	$1,379,242	$2,111,833	$1,443,780

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,175,550	1,730,803	1,216,198
Depreciation and amortization	7,070	6,576	6,941
Selling and distribution expenses	117,110	137,421	119,748
General and administrative expenses	10,030	11,226	8,387
Other (income) expense, net	(203)	(85)	51
	1,309,557	1,885,941	1,351,325

Segment income	$69,685	$225,892	$92,455

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	85.2%	82.0%	84.2%
Depreciation and amortization	0.5%	0.3%	0.5%
Selling and distribution expenses	8.5%	6.5%	8.3%
General and administrative expenses	0.7%	0.5%	0.6%
Other (income) expense, net	—%	—%	—%
	94.9%	89.3%	93.6%

Segment income	5.1%	10.7%	6.4%

Segment Information
(in thousands) (unaudited)

	Three Months Ended
	March 31		December 31, 2022
	2023	2022
Segment sales
Wood Products	$437,428	$558,944	$425,602
Building Materials Distribution	1,379,242	2,111,833	1,443,780
Intersegment eliminations	(272,341)	(344,495)	(241,076)
Total net sales	$1,544,329	$2,326,282	$1,628,306

Segment income
Wood Products	$69,395	$190,116	$74,978
Building Materials Distribution	69,685	225,892	92,455
Total segment income	139,080	416,008	167,433
Unallocated corporate costs	(11,478)	(10,380)	(11,657)
Income from operations	$127,602	$405,628	$155,776

Segment EBITDA
Wood Products	$93,185	$203,756	$99,708
Building Materials Distribution	76,755	232,468	99,396

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	March 31, 2023	December 31, 2022

ASSETS

Current
Cash and cash equivalents	$1,000,721	$998,344
Receivables
Trade, less allowances of $4,341 and $3,264	417,515	297,237
Related parties	196	19
Other	13,821	23,023
Inventories	738,798	697,551
Prepaid expenses and other	20,666	47,878
Total current assets	2,191,717	2,064,052

Property and equipment, net	772,734	770,023
Operating lease right-of-use assets	52,441	55,582
Finance lease right-of-use assets	25,883	26,501
Timber deposits	8,299	7,519
Goodwill	137,958	137,958
Intangible assets, net	157,133	161,433
Deferred income taxes	6,135	6,116
Other assets	9,887	11,330
Total assets	$3,362,187	$3,240,514

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	March 31, 2023	December 31, 2022

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$400,455	$269,785
Related parties	1,420	1,019
Accrued liabilities
Compensation and benefits	79,606	142,463
Interest payable	5,088	9,955
Other	93,579	122,606
Total current liabilities	580,148	545,828

Debt
Long-term debt	444,614	444,392

Other
Compensation and benefits	33,280	33,226
Operating lease liabilities, net of current portion	45,681	48,668
Finance lease liabilities, net of current portion	29,549	30,022
Deferred income taxes	66,855	63,454
Other long-term liabilities	17,540	16,949
	192,905	192,319

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,983 and 44,827 shares issued, respectively	450	448
Treasury stock, 5,392 and 5,367 shares at cost, respectively	(140,391)	(138,909)
Additional paid-in capital	548,611	551,215
Accumulated other comprehensive loss	(514)	(520)
Retained earnings	1,736,364	1,645,741
Total stockholders' equity	2,144,520	2,057,975
Total liabilities and stockholders' equity	$3,362,187	$3,240,514

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended March 31
	2023	2022
Cash provided by (used for) operations
Net income	$96,733	$302,600
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	31,853	20,993
Stock-based compensation	3,324	2,392
Pension expense	41	171
Deferred income taxes	3,393	(729)
Change in fair value of interest rate swaps	804	(2,066)
Other	(518)	(2,412)
Decrease (increase) in working capital
Receivables	(111,253)	(218,018)
Inventories	(41,247)	(143,997)
Prepaid expenses and other	(1,428)	(3,227)
Accounts payable and accrued liabilities	36,181	147,425
Pension contributions	(136)	(655)
Income taxes payable	28,631	95,352
Other	1,614	1,116
Net cash provided by operations	47,992	198,945

Cash provided by (used for) investment
Expenditures for property and equipment	(30,063)	(17,448)
Proceeds from sales of assets and other	565	2,581
Net cash used for investment	(29,498)	(14,867)

Cash provided by (used for) financing
Dividends paid on common stock	(8,258)	(5,939)
Tax withholding payments on stock-based awards	(5,926)	(3,930)
Treasury stock purchased	(1,482)	—
Other	(451)	(395)
Net cash used for financing	(16,117)	(10,264)

Net increase in cash and cash equivalents	2,377	173,814

Balance at beginning of the period	998,344	748,907

Balance at end of the period	$1,000,721	$922,721

Summary Notes to Consolidated Financial Statements and Segment Information
    The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2022 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
    EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2023 and 2022, and December 31, 2022:

	Three Months Ended
	March 31		December 31, 2022
	2023	2022
	(in thousands)
Net income	$96,733	$302,600	$117,360
Interest expense	6,361	6,254	6,443
Interest income	(9,685)	(65)	(7,575)
Income tax provision	33,275	98,866	39,929
Depreciation and amortization	31,186	20,543	31,982
EBITDA	157,870	428,198	188,139
Change in fair value of interest rate swaps	804	(2,066)	35
Adjusted EBITDA	$158,674	$426,132	$188,174

    The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended March 31, 2023 and 2022, and December 31, 2022:

	Three Months Ended
	March 31		December 31, 2022
	2023	2022
	(in thousands)
Wood Products
Segment income	$69,395	$190,116	$74,978
Depreciation and amortization	23,790	13,640	24,730
EBITDA	$93,185	$203,756	$99,708

Building Materials Distribution
Segment income	$69,685	$225,892	$92,455
Depreciation and amortization	7,070	6,576	6,941
EBITDA	$76,755	$232,468	$99,396

Corporate
Unallocated corporate costs	$(11,478)	$(10,380)	$(11,657)
Foreign currency exchange gain (loss)	(73)	132	457
Pension expense (excluding service costs)	(41)	(171)	(41)
Change in fair value of interest rate swaps	(804)	2,066	(35)
Depreciation and amortization	326	327	311
EBITDA	(12,070)	(8,026)	(10,965)
Change in fair value of interest rate swaps	804	(2,066)	35
Corporate adjusted EBITDA	$(11,266)	$(10,092)	$(10,930)

Total Company adjusted EBITDA	$158,674	$426,132	$188,174